Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 10, 2015  (this “Amendment”), is made by and among MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), MPLX LP, a Delaware limited partnership (“Parent”), MPLX GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), solely for purposes of Section 5.15 of the Merger Agreement (defined below), Marathon Petroleum Corporation, a Delaware corporation and the ultimate parent of Parent GP (“MPC”), and Sapphire Holdco LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub” and, with MPC, Parent and Parent GP, the “Parent Entities”).

RECITALS

1.                                      The Parent Entities and the Partnership are parties to that certain Agreement and Plan of Merger, dated as of July 11, 2015 (the “Merger Agreement”).

2.                                      Pursuant to Section 8.2 of the Merger Agreement, the Parent Entities and the Partnership desire to amend the Merger Agreement as set forth herein.

3.                                      All capitalized terms used, but not defined, in this Amendment shall have the meanings ascribed thereto in the Merger Agreement.

4.                                      In consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Amendment and the Merger Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

SECTION 1.  Amendments To The Merger Agreement.  The parties hereby agree to amend the Merger Agreement as follows:

(a)        Section 2.1(a) of the Merger Agreement is hereby amended by deleting the reference to $675,000,000 in the first and last sentences of Section 2.1(a) and replacing it with $1,075,000,000.

SECTION 2.  Effectiveness of Amendment.  Upon the execution and delivery of this Amendment, the Merger Agreement will thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement will henceforth respectively be read, taken and construed as one and the same instrument.

SECTION 3. Reaffirmation by the Parent Entities.  Parent hereby makes and reaffirms the representations and warranties contained in Section 4.2(e) and Section 4.17 of the Merger Agreement, and MPC hereby reaffirms the covenants set forth in

Section 5.15(b) of the Merger Agreement, after giving effect to the amendments effected pursuant to Section 1 hereof.

SECTION 4. Partnership Authority Relative to Amendment.  The Partnership has all requisite power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval.  The execution, delivery and performance by the Partnership of this Amendment, and the transactions contemplated hereby, have been duly authorized and approved by the General Partner, which, at a meeting duly called and held, has (i) approved and declared advisable this Amendment and the transactions contemplated hereby and (ii) resolved to submit the Merger Agreement, as amended by this Amendment, to a vote of the Limited Partners of the Partnership and to recommend approval of the Merger Agreement, as amended by this Amendment, by the Limited Partners of the Partnership, and except for obtaining the Partnership Unitholder Approval for the approval of the Merger Agreement, as amended by this Amendment, and consummation of the transactions contemplated hereby, no other partnership action on the part of the Partnership is necessary to authorize the execution, delivery and performance by the Partnership of this Amendment and the consummation of the transactions contemplated hereby.  This Amendment has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery, of this Amendment by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms.

SECTION 5. Parent Entities Authority Relative to Amendment.  Each of the Parent Entities has all requisite power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Parent Entities of this Amendment, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Merger Sub and Parent, as its sole member, by Parent GP, for itself and on behalf of Parent, and by MPC and no other entity action on the part of the Parent Entities is necessary to authorize the execution, delivery and performance by the Parent Entities of this Amendment and the consummation of the transactions contemplated hereby.  This Amendment has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery of this Amendment by the Partnership, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of them in accordance with its terms.

SECTION 6. References to the Merger Agreement.  After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Parent Disclosure Letter and the Partnership Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.

SECTION 7. Construction.  Except as expressly provided in this Amendment, all references in the Merger Agreement, the Parent Disclosure Letter and the Partnership Disclosure Letter to “the date hereof” and “the date of this Agreement” or words of like import shall refer to July 11, 2015.

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SECTION 8.  General Provisions.

(a)        Miscellaneous.  Sections 8.1 through 8.10 and Section 8.12 of the Merger Agreement are incorporated by reference into this Amendment and will apply to the Parent Entities and the Partnership mutatis mutandis.

(b)        Agreement in Effect.  Except as specifically provided for in this Amendment, the Merger Agreement will remain unmodified and in full force and effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

PARENT:

MPLX LP

By: MPLX GP LLC,
its general partner

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

PARENT GP:

MPLX GP LLC

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

MERGER SUB:

SAPPHIRE HOLDCO LLC

By:	/s/ P.K.M. Beall
Name: P.K.M. Beall
Title: President

MPC:

MARATHON PETROLEUM CORPORATION

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: President and Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]

PARTNERSHIP:

MARKWEST ENERGY PARTNERS, L.P.,

By:	MARKWEST ENERGY GP, L.L.C.,
its general partner

By:	/s/ Frank M. Semple
Name:	Frank M. Semple
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]